As Filed With the Securities and Exchange Commission on May 2, 2003

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Thomas C. Wilder, III

President and Chief Executive Officer

Micro Therapeutics, Inc.

2 Goodyear

Irvine, California 92618

(949) 837-3700

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Bruce Feuchter, Esq.,

Stradling Yocca Carlson & Rauth,

A Professional Corporation

660 Newport Center Drive

Newport Beach, California 92660

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	14,402,304 shares	$2.45	$35,285,645	$2,855

(1)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on April 29, 2003, which was approximately $2.45 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS	Dated May 2, 2003

MICRO THERAPEUTICS, INC.

14,402,304 Shares of Common Stock

($0.001 par value)

This prospectus relates to the offer and sale from time to time of up to 14,402,304 shares of our common stock which are held by certain of our current stockholders named in this prospectus for their own benefit or by donees, transferees, pledgees or other successors in interest of such stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our common stock offered pursuant to this prospectus were originally issued the selling stockholders in connection with a private placement of our shares to those stockholders pursuant to a securities purchase agreement we entered into with each of those stockholders on September 3, 2002, as amended on September 30, 2002 and February 20, 2003.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders will bear all selling and other expenses.

Our common stock is traded on The Nasdaq National Market under the symbol “MTIX.” On May 1, 2003, the last reported sale price of our common stock was $2.50 per share.

See “Risk Factors” beginning on page 4 to read about the risks you should consider carefully before buying shares of our common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2003.

ABOUT MICRO THERAPEUTICS, INC.

Micro Therapeutics, Inc. manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease.

We focus our efforts in two target markets: (i) the treatment of neuro vascular disorders of the brain associated with stroke; and (ii) the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. Our objective is to provide physicians with new interventional, or minimally invasive, treatment alternatives, which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach anatomical locations. We currently market more than 225 products for the treatment of neuro and peripheral vascular disease and expect to introduce additional products during 2003.

Our current products and products under development for the neuro vascular market are focused on treating disorders such as aneurysms and arterial-venous malformations, or AVMs. The current portfolio consists of Onyx®, a proprietary liquid embolic that is targeted to treat both aneurysms and AVMs; Sapphire Detachable Coils that also target these disease states; and a range of access products that include guidewires, balloon catheters and micro catheters which allow access to small, remote blood vessels. Our products in the peripheral vascular market, designed for less invasive treatment of blood clots, include: (i) a broad offering of infusion catheters, micro catheters and infusion wires; and (ii) a mechanical thrombolytic device, the Castaneda Over-The-Wire Brush™, designed for rapid interventional clot disruption and dissolution through mechanical mixing of a thrombolytic drug with the clot.

More comprehensive information about us and our products is available through our worldwide web site at www.microtherapeutics.com. The information on our website is not incorporated by reference into this prospectus. Our executive offices are located at 2 Goodyear, Irvine, California 92618, and our telephone number is (949) 837-3700.

FORWARD-LOOKING STATEMENTS

Some of the information included herein contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of, estimates made by and information currently available to, our management and are subject to certain risks, uncertainties and assumptions. Any statements contained herein (including, without limitation, statements to the effect that Micro Therapeutics or our management “may,” “will,” “expects,” “anticipates,” “estimates,” “continues,” “plans,” “believes,” or “projects,” or statements concerning “potential” or “opportunity,” any variations thereof, comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. Our actual results may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impaired by risks including, but not limited to the following:

•	our ability to achieve benefits from our acquisition of Dendron GmbH;
•	our ability to successfully bring our products to market;
•	market acceptance of our product;
•	our ability to compete;
•	our dependence on third party suppliers and manufacturers;
•	our limited marketing and distribution experience;
•	the market opportunity for our products;
•	our ability to obtain and maintain required regulatory approvals;
•	our ability to protect and defend our patents and proprietary technology; and
•	the ability of our customers to obtain third-party reimbursement for procedures involving our products.

Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance and investors should not use historical results to anticipate results or trends in the future. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. You should carefully review the risk factors described in this prospectus, beginning on page 4.

RISK FACTORS

In evaluating an investment in our common stock, you should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain “forward looking” statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statements.

We may not be able to achieve the benefits we anticipate from the acquisition of Dendron.    On October 4, 2002, we consummated the purchase of the capital stock of German-based Dendron GmbH. Our ability to achieve benefits from our acquisition of Dendron will depend in part on our ability to integrate the technology, products, operations and personnel of Dendron into our business in a timely and efficient manner, continue Dendron’s product development, achieve market acceptance of Dendron’s product line, increase Dendron’s manufacturing capacity in the event that demand for Dendron’s products warrant such an increase and defend Dendron against challenges to its intellectual property by competitors. These activities are complex, time consuming and expensive, and may disrupt the businesses of both operations, and may not be successfully completed.

One of our stockholders holds a majority of our common stock, which enables it to control our Board of Directors and cause or prevent significant transactions.    One of our stockholders, Micro Investment, beneficially owns 70% of our outstanding common stock. Micro Investment will be able to exercise voting control over us for the foreseeable future and will be able to elect the entire Board of Directors, set dividend policy and otherwise generally determine our management. Micro Investment appointed four of the eight members of our current Board of Directors, and so long as Micro Investment holds 30% of the outstanding shares of our common stock, Micro Investment shall be entitled to designate four of the members of our Board of Directors. This control by Micro Investment could prevent, or make more difficult, a sale of Micro Therapeutics that is not on terms acceptable to Micro Investment. In addition, this control would allow Micro Investment to prevent, or alternatively, to cause to occur, significant corporate transactions.

Many of our products are in developmental stages and may not successfully come to market, which could harm our sales and revenues.    We have only recently introduced a number of products commercially, and several of our products, including extensions of existing products, are in the early stage of development. Some of our products have only recently entered clinical trials and others have not yet done so. Our ability to market these products will depend upon a number of factors, including our ability to demonstrate the safety and efficacy of our products in the clinical setting. Our products may not be found to be safe and effective in clinical trials and may not ultimately be cleared for marketing by U.S. or foreign regulatory authorities. Our failure to develop safe and effective products that are approved for sale on a timely basis would have a negative impact on our business.

Our products may not be accepted by the market, which could harm our sales and revenues.    Even if we are successful in developing safe and effective products that have received marketing clearance, our products may not gain market acceptance. In order for any of our other products to be accepted, we must address the needs of potential customers. The target customers for our products are doctors who use X-rays and radioactive substances in the diagnosis and treatment of diseases, or radiologists. Specifically, we target two types of radiologists: (1) interventional neuroradiologists, who specialize in the minimally invasive treatment of neuro vascular disorders, and (2) interventional radiologists, who specialize in minimally invasive treatment of peripheral vascular disorders. However, even if these targeted customers accept our products, this acceptance may not translate into sales. Additionally, our market share for our existing products may not grow, and our products that have yet to be introduced may not be accepted in the market.

New products and technologies in the market could create additional competition, which may reduce the demand for our products.    The markets in which we compete involve rapidly changing technologies and new product introductions and enhancements. We must enhance and expand the utility of our products, and develop and introduce innovative new products that gain market acceptance. New technologies, products or drug therapies developed by others could reduce the demand for our products. We may encounter technical problems in connection with our own product development that could delay introduction of new products or product enhancements. While we maintain research and development programs to continually improve our product offerings, which include adding interventional devices, our efforts may not be successful, and other companies could develop and commercialize products based on new technologies that are superior to our products either in performance or cost-effectiveness.

We face intense competition from many large companies, which may reduce the demand for our products.    The medical technology industry is intensely competitive. Our products compete with other medical devices, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of neuro vascular and peripheral vascular products, have substantially greater capital resources, larger customer bases, broader product lines, greater marketing and management resources, larger research and development staffs and larger facilities than ours. These competitors have developed and may continue to develop products that are competitive with ours. They may develop and market technologies and products that are more readily accepted than ours. Their products could make our technology and products obsolete or noncompetitive. Although we believe that our products may offer certain advantages over our competitors’ currently marketed products, companies entering the market early often obtain and maintain significant market share relative to those entering the market later. While we have designed our products to be cost effective and more efficient than competing technologies, we might not be able to provide better methods or products at comparable or lower costs.

We also compete with other manufacturers of medical devices for clinical sites to conduct human trials. If we are not able to locate such clinical sites on a timely basis, it could hamper our ability to conduct trials of our products, which may be necessary to obtain required regulatory clearance or approval.

We have a limited operating history, during which time we have not been profitable.    We were incorporated in 1993. From our inception through December 31, 2002, we incurred cumulative losses of approximately $96 million. We expect additional losses as we expand our research and development, clinical, regulatory, manufacturing and marketing efforts. We may not achieve significant sales of our products or become profitable. We could encounter substantial delays and unexpected expenses related to the introduction of our current and future products, or our research and development, clinical, regulatory, manufacturing and marketing efforts. Such delays or expenses could reduce revenues, increase operating losses and have a negative effect on our business.

We depend on patents and proprietary technology to protect our intellectual property and our business.    Our success will depend in part on our ability to:

•	obtain and maintain patent prosecution for our products;
•	preserve our trade secrets; and
•	operate without infringing on the proprietary rights of others.

The patent position of a medical device company may involve complex legal and factual issues. As of March 25, 2003, we held 65 issued U.S. patents and 15 issued foreign patents, and have 38 U.S. and 59 foreign patent applications pending. Our issued U.S. patents cover technology underlying our neuro vascular products, such as Onyx and micro catheters, and our peripheral vascular products, such as the thrombolytic brush. The expiration dates of these patents range from 2009 to 2021. The pending claims cover additional aspects of our neuro vascular and peripheral vascular product lines. One of the patents we use is currently licensed by us from Andrew Cragg, M.D. In addition, there are eight foreign patent applications, not included in the above totals, the technology for which has been licensed to Dendron by the named physicians on the patent applications. There is no guarantee that issued patents will provide us significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. It is possible that patents belonging to competitors will require us to alter our technology and products, pay licensing fees or cease to market or develop our current or future technology and products. We also rely on trade secrets to protect our proprietary technology, and it is possible others will independently develop or otherwise acquire equivalent technology or that we will be unable to maintain our technology as trade secrets. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. If we fail to protect our intellectual property rights, there could be a negative impact on our business.

There has been extensive litigation in the medical device industry regarding patents and other intellectual property rights. Dendron is involved in litigation in Europe involving patents covering certain of its products. It is possible that infringement, invalidity, right to use or ownership claims could be asserted against us with respect to our products and products of Dendron. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, these arrangements can be costly and there can be no assurance that necessary licenses would be available to us on satisfactory terms or at all under such circumstances. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business. In addition, if we decide to litigate such claims, it would be expensive and time consuming and could divert our management’s attention from other matters and could negatively impact our business regardless of the outcome of the litigation.

We have recently terminated several of our distribution agreements and are entering new arrangements.    Effective December 31, 2002, we terminated our agreement with Abbott for the distribution of our peripheral blood clot therapy products in the United States, and, effective December 31, 2003, we assumed full responsibility for distribution of such products in the United States, for which there is no guarantee that we will be successful. Effective as of December 31, 2002, the Company entered into an interim arrangement whereby ev3 Inc. assumed responsibility for inventory management, customer service, and administrative tasks in connection with the sales and marketing of the Company’s peripheral vascular product line in the U.S. and Canada, which had been handled by Abbott through December 31, 2002. The agreement with ev3 Inc. calls for the Company to be charged a fee of 10% of gross end-customer sales of the applicable products in the U.S. and Canada. Stockholders owning a majority of the common stock of ev3 are members of Micro Investment, our largest stockholder. Additionally, James Corbett, who became Chairman of our Board of Directors in January 2002, and our acting President and Chief Executive Officer in April 2002, positions he held until September 3, 2002 and October 31, 2002, respectively, is the President of ev3 International, a subsidiary of ev3 Inc., and is Executive Vice President and a director of ev3 Inc.; Dale Spencer, a member of our Board of Directors, is a director of ev3 International and Chairman of the Board of Directors of ev3 Inc.; Elizabeth Weatherman and Richard Emmitt, members of our Board of Directors, are directors of ev3 Inc.; and Paul Buckman, a member of our Board of Directors, is President, Chief Executive Officer and a director of ev3 Inc.

On April 1, 2002, we signed a Regulatory Transition and Short-Term Distribution Agreement with Century Medical, which superceded the September 1998 distribution agreement, provided for the transition, over a one-year period ending March 31, 2003, of regulatory responsibilities in Japan from Century to us with respect to our products, and provided for the termination of Century’s Japanese distributorship on March 31, 2003. We are currently in discussion with ev3 KK, a wholly owned subsidiary of ev3 International, regarding an agreement under which ev3 KK would become the exclusive distributor for all our products in Japan. There is no assurance, however, that ev3 KK will be successful in marketing our products.

On September 14, 2001, we signed an agreement to terminate our distribution agreement with Guidant and Guidant’s European distributorship of our products on December 31, 2001.

On November 16, 2001, we signed an agreement with ev3 International, Inc. Under the terms of the agreement, ev3 International commenced providing, on January 1, 2002, product promotion, marketing, sales solicitation, inventory management, accounting, invoicing, collection and administrative services in certain countries outside the U.S. and Canada where we have no existing third-party distributor for our products, and distributor management services in certain countries outside the U.S. and Canada where we have an existing third-party distributor for our products. All the countries that had been included in the territory covered by our distribution agreement with Guidant are included in our agreement with ev3 International. There is no guarantee that ev3 International will be successful in providing the services to us called for in the agreement.

Our sales force in the United States consists of nine individuals. There is competition for sales personnel experienced in interventional medical device sales, and there can be no assurance we will be able to successfully respond to this competition and attract, motivate and retain qualified sales personnel. We believe we will need to continue to expand our third-party relationships or develop our own sales force. Our ability to market our products in certain areas may depend on strategic alliances with marketing partners. There is no guarantee we will be able to enter into agreements other than those with ev3 International on acceptable terms or at all. Also, there can be no assurance that such agreements will be successful in developing our marketing capabilities or that we will be able to successfully develop a direct sales force.

We have limited manufacturing experience.    Our experience in manufacturing our products is relatively limited. We have found it necessary to expand our manufacturing capacity in connection with our continued development and commercialization of our products and it is likely that expansion will be necessary in the future. Development and commercialization requires additional money for facilities, tooling and equipment and for leasehold improvements. We expect that such expansion would be achieved through modified space utilization in our current leased facilities, improved efficiencies, automation and acquisition of additional tooling and equipment, however we may find it necessary to relocate all, or portions of, our leased facilities, which process is time consuming and expensive. We may not be able to obtain the required funds for expansion of our manufacturing capacity. Improved efficiencies might not result from such an expansion. Any delay or inability to expand our manufacturing capacity, including obtaining the commitment of necessary capital resources, could materially adversely affect our manufacturing ability.

If we cannot obtain approval from governmental agencies we will be unable to sell our products in some countries.    The FDA as well as various state agencies regulate the development, testing, manufacturing and marketing of our products in the United States. The FDA requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory clearances is lengthy, expensive and uncertain. Additionally, if regulatory clearance is granted, it may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory approvals or requirements would have a negative impact on our business.

Before we could offer and sell products currently sold in the U.S., we were required to submit information to the FDA in the form of a 510(k) pre-market notification in order to substantiate label claims and to demonstrate “substantial equivalence” of our products to a legally marketed Class I or II medical device or a pre-amendments Class III medical device for which the FDA had not called for pre-market approvals. Although we received FDA clearance for many of these products, we may not be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to our existing products or future products either in the United States or in foreign markets. We have made modifications that affect substantially all of our products covered under 510(k) clearances. We believe these modifications do not affect the safety or efficacy of the products and thus, under FDA guidelines, do not require the submission of new 510(k) notices. However, the FDA may not agree with any of our determinations that a new 510(k) notice was not required for such changes and could require us to submit a new 510(k) notice for any of the changes made to a device. If the FDA requires us to submit a new 510(k) notice for any device modification, we may be prohibited from marketing the modified device until the FDA clears the 510(k) notice.

In 2003, we submitted a 510(k) pre-market notification with the FDA, with respect to Sapphire Detachable Coils, which currently is under FDA review. We believe the family of Sapphire Detachable Coils to be pre-amendments Class III devices, although there is no assurance that they will be so classified by the FDA.

Based on the information regarding the material composition of Onyx, we believe Onyx shall be regulated as a device. However, the FDA could at a later date determine that Onyx should be regulated as a drug. Such a change could significantly delay the commercial availability of Onyx and have a material adverse effect on our business. Before we can commercially market Onyx in the U.S. as a device, we will be required to submit one or more pre-market approval applications to the FDA. This generally involves a substantially longer and less certain review process than that of a 510(k) pre-market notification. Such pre-market approval applications require human clinical testing prior to any action by the FDA. In March 2001, we received FDA approval to begin a pivotal clinical trial in the United States for the use of Onyx in treating brain aneurysms. In July 2002, we received FDA approval to modify the protocol for the aneurysm trial and treat an additional 100 patients in the trial using the new protocol. As of April 29, 2003, 19 patients had been treated in the aneurysm trial under the new protocol. In April 2001, we received FDA approval to begin a pivotal trial of Onyx for the treatment of 106 arteriovenous malformations, or AVMs, in the U.S. In 2003, we completed enrollment of patients in this trial and submitted an application for premarket approval from the FDA. There is no assurance that such approval will be obtained.

Delays in receipt of, failure to receive, or loss of regulatory approvals or clearances to market our products would negatively impact our ability to market these products.

Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Quality System Requirements, which include development, testing, control and documentation requirements. Our manufacturing processes also are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Although we believe we have complied in all material respects with such laws and regulations, there are periodic inspections to ensure our compliance. It is possible we could be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or we could be required to cease operations in the event of any continued failure to comply.

To continue marketing our medical devices in the European Union, we will be required to maintain the certifications we have obtained, which are necessary to affix the CE Mark to our applicable products. We will have to obtain additional certifications with respect to affixing the CE Mark to our new products, in order to sell them in member countries of the European Union. We have received CE Mark certifications with respect to our currently marketed Sapphire Detachable Coils, peripheral blood clot therapy products, micro catheters, guidewires, balloon systems, and certain peripheral vascular, brain AVM, brain tumor and brain aneurysm embolization applications of Onyx. We anticipate obtaining certifications with respect to certain additional applications of Onyx. However, such certifications may be dependent upon successful completion of clinical studies. These clinical studies may not be successfully completed and we may not be able to obtain the required certifications. Additionally, we may not be able to maintain our existing certifications. In addition, federal, state, local and international government regulations regarding the manufacture and sale of health care products and diagnostic devices are subject to future change, and additional regulations may be adopted.

We are exposed to product liability claims that could have a negative effect on our business.    The nature of our business exposes us to risk from product liability claims. We currently maintain product liability insurance for our products, with limits of $30 million per occurrence and an annual aggregate maximum of $30 million. However, our insurance may not be adequate to cover future product liability claims. Additionally, we may not be able to maintain adequate product liability insurance at acceptable rates. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products may divert management’s attention from other matters and may have a negative effect on our business.

We are dependent on single source suppliers and independent contract manufacturers that puts us at risk of interruptions in our business.    We purchase some components and services used in connection with our products from third parties. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Delays in delivery or services or component shortages can cause delays in the shipment of our products. Our single-source components are generally acquired through purchase orders placed in the ordinary course of business, and we have no guaranteed supply arrangements with any of our single-source suppliers. Because of our reliance on these vendors, we may also be subject to increases in component costs. It is possible that we could experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. If we need to establish additional or replacement suppliers for some of these components, our access to the components might be delayed while we qualify such suppliers. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a negative impact on our business.

We rely on independent contract manufacturers to produce some of our products and components. This involves several risks, including:

•	inadequate capacity of the manufacturer’s facilities;

•	interruptions in access to certain process technologies; and

•	reduced control over product quality, delivery schedules, manufacturing yields and costs.

Independent manufacturers have possession of and in some cases hold title to molds for certain manufactured components of our products. Shortages of raw materials, production capacity constraints or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of our products or increases in the prices of components, either of which could have a material adverse effect on our business.

We do not have supply agreements with all of our current contract manufacturers and we often utilize purchase orders, which are subject to acceptance by the supplier. An unanticipated loss of any of our contract manufacturers could cause delays in our ability to deliver our products while we identify and qualify a replacement manufacturer.

We depend upon key personnel to operate our business that puts us at risk of a loss of expertise if key personnel were to leave us.    We significantly depend upon the contributions, experience and expertise of certain members of our management team and key consultants. Our success will depend upon our ability to attract and retain additional highly qualified management, sales, technical, clinical and consulting personnel.

Our revenues could be diminished if we cannot obtain third party reimbursement for sales of our products.    In the United States, health care providers such as hospitals and physicians that purchase medical devices generally rely on third-parties, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare’s Prospective Payment System for hospital inpatient care (Diagnosis Related Groups, or DRGs) in the 1980s, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. As a result, there is an incentive to conduct only those tests and perform only those procedures that will optimize cost-effective care.

We believe that health care providers will be able to obtain reimbursement based on reimbursement policies for embolization procedures currently in effect. There is no assurance, however, that these reimbursement policies will be applied by healthcare payors in all markets to procedures in which our products are used, or that these reimbursement policies, even if currently applicable, will not be changed in the future. Changes in reimbursement policies of governmental (both domestic and international) or private healthcare payors could negatively impact our business to the extent any such changes affect reimbursement for procedures in which our products are used.

Our revenues could be diminished if we are not able to expand our international sales.    While revenues from any country outside the United States did not account for 10% or more of our revenues in the year ended December 31, 2002, 54% of our revenues were derived from international sales. We believe our future performance will be dependent in part upon our ability to increase international sales. Although the perceived demand for certain products may be lower outside the United States, we intend to continue to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources. There is no guarantee, however, that we will be able to successfully expand our international sales.

Our success in international markets will depend on our ability to establish and maintain suitable strategic alliances, or establish a direct sales presence. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability, potentially limited intellectual property protection and difficulties with distributors. In addition, sales and distribution of our products outside the United States are subject to extensive foreign government regulation. We have, in the past, avoided losses due to fluctuating exchange rates associated with international sales by selling our products in U.S. dollars. However, we have begun to sell products in local currency and anticipate expanding this practice, which would subject us to currency exchange risks.

Large-scale market acceptance of our products will depend on the availability and level of reimbursement in international markets that we target.    Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Obtaining reimbursement approvals in each country can require 12-18 months or longer. Any delays in obtaining, or inability to obtain, reimbursement approvals could have a material adverse effect on our business.

Provisions in our charter documents, our stockholder rights plan and Delaware law may make an acquisition of us more difficult.    Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders. Our Amended and Restated Certificate of Incorporation provides for 5,000,000 authorized shares of Preferred Stock, the rights, preferences and privileges of which may be fixed by our Board of Directors without any further vote or action by our stockholders. In addition, our stock option plans, under certain circumstances, provide for the acceleration of vesting of options granted under such plans in the event of certain transactions that result in a change of control of Micro Therapeutics. Further, Section 203 of the General Corporation Law of Delaware prohibits us from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of Micro Therapeutics without action by our stockholders, and therefore, could materially adversely affect the price of our common stock.

In May 1999 the Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan provides each stockholder of record one right for each ordinary share of common stock of Micro Therapeutics. The rights are represented by our ordinary common stock certificates, and are not traded separately from ordinary common stock and are not exercisable. The rights will become exercisable only if, unless approved by the Board of Directors, a person acquires or announces a tender offer that would result in ownership of 20% or more of Micro Therapeutics’ ordinary common shares, at which time, each right would enable the holder to buy shares of our common stock at a discount to the then market price. Micro Therapeutics may redeem the rights for $0.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of Micro Therapeutics’ shares. The rights have a ten-year term. The Stockholder Rights Plan may have the effect of delaying, deferring or preventing a change in control of our stock. This may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Stock prices are particularly volatile in some market sectors and our stock price could decrease.    The stock market sometimes experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations can cause a decrease in the price of our common stock. Changes in the medical device industry generally may have a material adverse effect on the market price of our common stock. In addition, it is likely that during a future quarterly period, our results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, our stock price could materially decrease.

Most of our outstanding shares of common stock are freely tradable.    The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.

Energy shortages may adversely impact our operations.    California experienced shortages of electrical power and other energy sources in the last three years. This condition periodically resulted in rolling electrical power outages (or the temporary and generally unannounced loss of the primary electrical power source). The computer and manufacturing equipment and other systems in our operating location in California are subject to shutdown in the event of a rolling electrical power outage. Currently, we do not have secondary electrical power sources to mitigate the impact of temporary or longer-term electrical outages. It is not anticipated that the power shortages will abate soon, and therefore, our operating facilities may experience brown-outs, black-outs, or other consequences of the shortage, and may be subject to usage restrictions or other energy consumption regulations that could adversely impact or disrupt our commercial manufacturing and other activities.

USE OF PROCEEDS

The proceeds from the sale of the selling stockholders’ common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

SELLING STOCKHOLDERS

In connection with the private placement of shares of common stock to the selling stockholders pursuant to a securities purchase agreement dated as of September 3, 2002, as amended on September 30, 2002 and February 20, 2003, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock we issued to the selling stockholders for resale by the selling stockholders, and to keep the registration statement effective until certain shares registered thereunder are sold. At the time of the purchase, none of the selling stockholders nor, where applicable, any of their respective owners, had any agreement or understanding, directly or indirectly, with any person, to distribute the shares, which were purchased in the ordinary course of the business of the selling stockholder and where applicable, their respective owners. The registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission pursuant to the Securities Purchase Agreement we entered into with the selling stockholders on September 3, 2002, as amended on September 30, 2002 and February 20, 2003. The following table sets forth: (1) the name of each stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by each stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each stockholder after such stockholder sells all of its shares in this offering.

	Shares Beneficially Owned Prior to the Offering			Common Stock Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Completion of Offering (1)
Selling Stockholder	Number of Shares		Percentage of Ownership		Number of Shares		Percentage of Ownership
Micro Investment, LLC(2) (3)	24,205,588		69.47%	14,099,440	10,106,148		29.0%
Special Situations Fund III, L.P. (4)	176,428		*	176,428	0		*
Special Situations Cayman Fund, L.P. (5)	58,810		*	58,810	0		*
Kim Blickenstaff	104,007	(6)	*	48,007	56,000	(6)	*
Harold A. Hurwitz	145,370	(7)	*	12,002	133,368	(7)	*
Karen Davis	134,806	(8)	*	4,801	130,005	(8)	*
William McLain	144,806	(9)	*	2,816	141,990	(9)	*

* Less than 1%

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)	To our knowledge, the number of shares of common stock which Micro Investment owned prior to this offering consists solely of those shares of common stock issued in connection with Securities Purchase Agreements that we entered into with Micro Investment on May 25, 2001 and September 3, 2002.

(3)	Micro Investment has not had any material relationship with us or any of our affiliates or predecessors within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Securities Purchase Agreements described above, except as follows:

(a)	Dale A. Spencer, who is a member of our Board of Directors, owns a 1.8% membership interest in Micro Investment, but does not have voting or investment power over any shares. Mr. Spencer also individually holds options to purchase 14,000 shares of Micro Therapeutics exercisable within 60 days of April 7, 2003.

(b)	Paul Buckman, who is a member of our Board of Directors, owns a 0.9% membership interest in Micro Investment, but does not have voting or investment power over any shares. Mr. Buckman also individually holds options to purchase 10,000 shares of Micro Therapeutics exercisable within 60 days of April 7, 2003.

(c)	Elizabeth H. Weatherman, who is a member of our Board of Directors, is a general partner of Warburg, Pincus & Co., which is the sole general partner of Warburg, Pincus Equity Partners, L.P., which, including three affiliated partnerships, owns an aggregate 86.1% membership interest in Micro Investment, and may be deemed to be a beneficial owner of 21,904,921 shares of Micro Therapeutics. Ms. Weatherman is also a managing director and member of Warburg Pincus LLC, which manages Warburg, Pincus Equity Partners, L.P. Ms. Weatherman disclaims beneficial ownership of all shares of Micro Therapeutics which may be deemed to be beneficially owned by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co., or Warburg Pincus LLC, except to the extent of any indirect pecuniary interest therein. Ms. Weatherman also individually holds options to purchase 10,000 shares of Micro Therapeutics exercisable within 60 days of April 7, 2003.

(d)	Richard B. Emmitt, who is a member of our Board of Directors, is a general partner of The Vertical Group, L.P., which is the sole general partner of Vertical Fund I, L.P. and Vertical Fund II, L.P., which own an aggregate 9.6% membership interest in Micro Investment and may be deemed to be a beneficial owner of 2,300,667 shares of Micro Therapeutics. Mr. Emmitt disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by Vertical Fund I, L.P. or Vertical Fund II, L.P, except to the extent of any indirect pecuniary interest therein. Mr. Emmitt also individually holds options to purchase 10,000 shares of Micro Therapeutics exercisable within 60 days of April 7, 2003.

(e)	James Corbett, who is a member of our Board of Directors, owns a 1.2% membership interest in Micro Investment, but does not have voting or investment power over any shares. Mr. Corbett also individually holds options to purchase 43,000 shares of Micro Therapeutics exercisable within 60 days of April 7, 2003.

(4)	To our knowledge, the number of shares of common stock which Special Situations Fund III, L.P. owned prior to this offering consists solely of those shares of common stock issued in connection with Securities Purchase Agreement that we entered into with September 3, 2002.

(5)	To our knowledge, the number of shares of common stock which Special Situations Cayman Fund, L.P. owned prior to this offering consists solely of those shares of common stock issued in connection with Securities Purchase Agreement that we entered into with September 3, 2002.

(6)	Includes 22,000 shares subject to options exercisable within 60 days of April 7, 2003. Mr. Blickenstaff is a member of the Board of Directors of Micro Therapeutics.

(7)	Includes 130,780 shares subject to options exercisable within 60 days of April 7, 2003. Mr. Hurwitz is the Chief Financial Officer of Micro Therapeutics.

(8)	Includes 85,010 shares subject to options exercisable within 60 days of April 7, 2003. Ms. Davis is the Senior Director, Corporate Development of Micro Therapeutics.

(9)	Includes 100,895 shares subject to options exercisable within 60 days of April 7, 2003. Mr. McLain resigned as Vice President—Operations of Micro Therapeutics on November 8, 2002.

PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

We will not receive any part of the proceeds from the sale of common stock. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act, in which event commissions received by such intermediaries may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The selling stockholders will pay any applicable underwriters’ commissions and expenses, brokerage fees or transfer taxes. The selling stockholders may, in the future, also sell the shares of common stock offered pursuant to this prospectus in accordance with Rule 144 under the Securities Act, or other available exemption, rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3, including amendments thereto, relating to the common stock offered hereby, with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the Registration Statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s website on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

1.	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the SEC on April 4, 2003, as amended on Form 10-KSB/A filed with the Commission on April 10, 2003;

2.	the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the Commission on June 3,1999;

3.	the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed with the Commission on January 21, 1997; and

4.	all other reports filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

You may request a copy of these filings, at no cost, by writing or calling us at Micro Therapeutics, 2 Goodyear, Irvine, California 92618, telephone number (949) 837-3700, Attention: Harold A. Hurwitz.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law. We also carry directors and officers liability insurance.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our bylaws provide for a similar indemnity to directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Micro Therapeutics pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by Micro Therapeutics.

To be paid by Micro Therapeutics
Securities and Exchange Commission registration fee	$2,855
Nasdaq National Market listing fee	$3,320
Legal fees and expenses	$5,000
Accounting fees and expenses	$5,000
Printing expenses	$5,000
Transfer agent fees	$2,000
Federal taxes	$—
State taxes	$—
Miscellaneous expenses	$3,000

Total	$26,175

Item 15.    Indemnification of Directors and Officers

(a)        As permitted by Delaware law, our amended and restated certificate of incorporation eliminates the liability of directors to Micro Therapeutics or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law. We also carry directors and officers liability insurance.

(b)        Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was its director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law. Our bylaws provide for a similar indemnity to its directors and officers to the fullest extent authorized by Delaware law.

(c)        Our amended and restated certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of our directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16. Exhibits

Exhibit Number	Description
3.1.1

Amended and Restated Certificate of Incorporation of Micro Therapeutics, as currently in effect. (Incorporated by reference to Exhibit 3.1.1 of Micro Therapeutics’ Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on July 14, 2001).

3.1.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, effective as of February 20, 2003. (Incorporated by reference to Exhibit 3.1.2 of Micro Therapeutics’ Annual Report on Form 10-KSB for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on April 4, 2003).

3.2.1

Bylaws of Micro Therapeutics, as amended and currently in effect. (Incorporated by reference to Exhibit 3.2.1 of Micro Therapeutics’ Registration Statement on Form S-3, No. 333-68554, as filed with the Securities and Exchange Commission on August 8, 2001).

4.1	Stockholder Rights Plan. (Incorporated by reference to Exhibit 1 of Micro Therapeutics’ Form 8-A/12G as filed with the Securities and Exchange Commission on June 3, 1999).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

10.34

Securities Purchase Agreement dated September 3, 2002 by and between Micro Therapeutics, and the investors named therein. (Incorporated by reference to Exhibit 2.1 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on September 6, 2002).

10.34.1

Joinder Agreement and First Amendment to Securities Purchase Agreement, dated September 30, 2002 by and between Micro Therapeutics, Inc. and the investors named therein. (Incorporated by reference to Exhibit 2.1.1 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on September 10, 2002).

10.34.2

Second Amendment to Securities Purchase Agreement dated February 20, 2003 by and between Micro Therapeutics, Inc. and the investors named therein. (Incorporated by reference to Exhibit 2.1.2 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on February 21, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Micro Therapeutics pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Micro Therapeutics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(a) Micro	Therapeutics hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

(iii)	include any additional or changed material information on the plan of distribution.

(2)    For purposes of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

(3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Micro Therapeutics pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time it was declared effective.

(5)    For purposes of determining any liability under the Securities Act of 1933, to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

(b)	Micro Therapeutics hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 1st day of May, 2003.

MICRO THERAPEUTICS, INC.

By:	/s/ Thomas C. Wilder, III
Thomas C. Wilder, III President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Micro Therapeutics, Inc., do hereby constitute and appoint Thomas C. Wilder, III and Harold A. Hurwitz, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ THOMAS C. WILDER, III Thomas C. Wilder, III	President & Chief Executive Officer (Principal Executive Officer)	May 1, 2003

/s/ HAROLD A. HURWITZ Harold A. Hurwitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 1, 2003

/s/ JAMES CORBETT James Corbett	Chairman of the Board of Directors	May 1, 2003

George B. Wallace	Chairman of the Board of Directors

Signature	Title	Date

/s/ KIM BLICKENSTAFF Kim Blickenstaff	Director	May 1, 2000

/s/ DALE A. SPENCER Dale A. Spencer	Director	May 1, 2003

/s/ ELIZABETH WEATHERMAN Elizabeth H. Weatherman	Director	May 1, 2003

Richard B. Emmitt	Director

/s/ PAUL BUCKMAN Paul Buckman	Director	May 1, 2003

/s/ RICHARD RANDALL Richard Randall	Director	May 1, 2003

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page Number

3.1.1	Amended and Restated Certificate of Incorporation of Micro Therapeutics, as currently in effect. (Incorporated by reference to Exhibit 3.1.1 of Micro Therapeutics’ Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, as filed with the Securities and Exchange Commission on July 14, 2001).	—

3.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Micro Therapeutics, effective as of February 20, 2003. (Incorporated by reference to Exhibit 3.1.2 of Micro Therapeutics’ Annual Report on Form 10-KSB for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on April 4, 2003).	—

3.2.1	Bylaws of Micro Therapeutics, as amended and currently in effect. (Incorporated by reference to Exhibit 3.2.1 of Micro Therapeutics’ Registration Statement on Form S-3, No. 333-68554, as filed with the Securities and Exchange Commission on August 8, 2001).	—

4.1	Stockholder Rights Plan. (Incorporated by reference to Exhibit 1 of Micro Therapeutics’ Form 8-A/12G as filed with the Securities and Exchange Commission on June 3, 1999).	—

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.	See attached

10.34	Securities Purchase Agreement dated September 3, 2002 by and between Micro Therapeutics and the investors named therein. (Incorporated by reference to Exhibit 2.1 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on September 6, 2002).	—

10.34.1	Joinder Agreement and First Amendment to Securities Purchase Agreement, dated September 30, 2002 by and between Micro Therapeutics, Inc. and the investors named therein. (Incorporated by reference to Exhibit 2.1.1 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on September 10, 2002).	—

10.34.2	Second Amendment to Securities Purchase Agreement dated February 20, 2003 by and between Micro Therapeutics, Inc. and the investors named therein. (Incorporated by reference to Exhibit 2.1.2 of Micro Therapeutics’ Form 8-K, as filed with the Securities and Exchange Commission on February 21, 2003).	—

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.	___

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1).	—

24.1	Power of Attorney (included on the signature page to the Registration Statement on page II-4).	II-4